Exhibit B-1





                                  Draft Form of

                                      LEASE

                                     between

                               UNITIL REALTY CORP.

                           a New Hampshire corporation

                                  ("Landlord")


                                       and


                              UNITIL SERVICE CORP.

                           a New Hampshire corporation

                                   ("Tenant")


                                TABLE OF CONTENTS


1.       Definition of Certain Terms..............................1

         1.01  Definitions........................................1

2.       Term of Lease; Quiet Enjoyment; Use of Premises..........4

         2.01  Term; Quiet Enjoyment..............................4
         2.02  Use of Demised Premises; Signage...................5

3.       Rent.....................................................6

         3.01  Rent...............................................6

         3.01  (a)  Base Rent.....................................6
         3.01  (b)  Additional Rent ..............................6
         3.01  (c)  Taxes.........................................6
         3.01  (d)          Partial Month.........................7
         3.01  (e)  Lien for Rent.................................7

         3.02  Late and Partial Payments..........................7

4.       Site.....................................................7

         4.01  Closure of Property................................7
         4.02  Site Plan..........................................7

5.       Insurance................................................8

         5.01  Insurance Required.................................8
         5.02  Policy Terms and Beneficiaries.....................9

6.       Personal Property of Tenant.............................10

         6.01  Tenant's Property.................................10
         6.02  Removal...........................................10

7.       Maintenance; Repairs, Utilities.........................11

         7.01  Repairs and Maintenance...........................11
         7.02  Utilities.........................................11

8.       Construction of Improvements and Alterations............12

         8.01  Tenant Leasehold Improvements and Alterations.....12
         8.02  Ownership and Maintenance.........................12
         8.03  No Liability......................................13

9.       Compliance with Legal Requirements......................13

         9.01  Legal Requirements................................13

10.      Discharge of Liens......................................13

         10.01  No Liens Permitted; Removal......................13

11.      Damage or Destruction...................................14

         11.01  Election to Terminate Lease......................14
         11.02  Repair...........................................14
         11.03  Waiver of Subrogation............................15

12.      Condemnation............................................15

         12.01  Entire Property..................................15
         12.02  Partial Taking...................................15
         12.03  Allocation of Award..............................16
         12.04  Temporary Taking.................................16
         12.05  Definitions......................................17
         12.06  Waiver...........................................17

13.      Tenant's Default; Landlord's Remedies...................17

         13.01  Events of Default................................17
         13.02  Remedies.........................................18
         13.03  Bankruptcy.......................................20
         13.04  Survival.........................................21

14.      Tenant's Notice to Landlord of Defaults.................21

         14.01  Landlord's Default...............................21

15.      Assignments and Subleases...............................21

         15.01  Restrictions on Assignment and Subletting........21
         15.02  Notice of Offer; Right to Terminate..............21
         15.03  Liability Continues..............................22

16.      Termination of Lease; Surrender.........................23

         16.01  Surrender; Holding Over..........................23
         16.02  Survival.........................................23

17.      Landlord's Right to Perform Tenant's Covenants..........24

         17.01  Right to Perform.................................24

18.      Inspection by Landlord..................................24

         18.01  Inspection.......................................24

19.      Subordination; Attornment...............................25

         19.01...................................................25
         19.02...................................................25

20.      Indemnification.........................................26

         20.01  Tenant's Indemnification.........................26
         20.02  Environmental Matters............................26
         20.03  Survival.........................................27

21.      Landlord Exculpation....................................27

         21.01  Limitation of Liability..........................27
         21.02  Sale of Demised Premises.........................27
         21.03  Survival.........................................27

22.      Notices.................................................27

         22.01  Method; Effective Date...........................27
         22.02  Reduced Time.....................................28

23.  Certificates - Financial Statements.........................28

         23.01  Lease Estoppel...................................28
         23.02  Environmental Certificate........................29
         23.03  Tenant Compliance................................29
         23.04  Tenant Financial Statements;
                            Gross Sales Statements...............29

24.      Net Lease...............................................30

         24.01  Rent Net to Landlord.............................30

25.      Brokers.................................................30

         25.01  Warranty.........................................30
         25.02  Survival.........................................30

26.  Miscellaneous Provisions....................................30

         26.01  Invalidity of Certain Provisions.................30
         26.02  Captions and Table of Contents...................31
         26.03  Independent Operation............................31



         26.04  Time of the Essence..............................31
         26.05  Waiver...........................................31
         26.06  Counterparts.....................................32
         26.07  Short Form Lease.................................32
         26.08  Covenants to Bind and Benefit
                           Respective Parties....................32
         26.09  Integration; No Oral Modifications...............32
         26.10  Gender; Number...................................32
         26.11  Rights and Remedies Cumulative...................32
         26.12  Covenants Independent............................33
         26.13  Corporate Authority and Status...................33
         26.14  Cost of Performance..............................33
         26.15  Attorney's Fees..................................33
         26.16  No Offer.........................................34
         26.17  Interpretation...................................34


                                TABLE OF EXHIBITS


Exhibit A     -        Legal Description of Center - Section 1.01 (n)

Exhibit B     -        Site Plan - Section 1.01 (d)

                                      LEASE


     LEASE executed this ____ day of October, 1996, between UNITIL REALTY CORP., a New Hampshire corporation (the "Landlord"), of 6 Liberty Lane West, Hampton, New Hampshire 03842 and UNITIL SERVICE CORP., a New Hampshire corporation, of 6 Liberty Lane West, Hampton, New Hampshire 03842 (the "Tenant").

     For and in consideration of the mutual promises, covenants and conditions herein contained and the rent reserved by Landlord to be paid by Tenant to Landlord, Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Demised Premises, as hereinafter defined, for the term, at the rentals and upon the terms and conditions set forth below.

ARTICLE 1 - DEFINITION OF CERTAIN TERMS.

     Section 1.01 - Definitions: As used in this Lease, the following terms shall have the meanings set forth below:

     (a) "Additional Rent" shall mean and include any amounts other than Base Rent required to be paid by Tenant to Landlord pursuant to any of the provisions of this Lease.

     (b) "Alterations" shall mean and include all improvements, changes, alterations and betterments to the Demised Premises or the Amended Demised Premises.

     (c) "Commencement Date" shall mean the date of this Lease.

     (d) "Demised Premises" are located on the Property and shall mean (i) the Property, (ii) the building located at the Property marked by cross-hatching on the Site Plan of the Property attached hereto as Exhibit B (the "Site Plan"), which has, for purposes of this Lease, an approximate gross leasable area of 43,000 square feet, (iii) all improvements on the Property, and (iv) any and all leasehold improvements permanently affixed or attached at any time by Landlord, Tenant or any subtenant in the Demised Premises, including, without limitation, any heating, ventilation and air conditioning units or electrical systems.

     (e) "Environmental Laws" shall mean all laws and regulations referred to in subparagraph (g) of this Section relating to the environment, health and safety; each Environmental Law is a Legal Requirement.

     (f) "Force Majeure" shall mean causes beyond the reasonable control of Tenant or Landlord, as the case may be, including but not limited to "acts of God", fire and other casualties, earthquakes and floods, strikes, lock-outs, protests, riots, insurrection, war, nuclear disaster, unavailability of materials, acts of governmental authority, including courts, or acts or conduct of the other party to this Lease, its employees or agents, in violation of this Lease. Such causes shall not include financial difficulties or inability to obtain financing.

     (g) "Hazardous Materials" shall mean any hazardous, poisonous, toxic or infectious substance, material, gas or waste which is or becomes regulated by any governmental authority of the United States Government, the State of New Hampshire or any of their agencies pursuant to laws or regulations, or which has been identified as a toxic, cancer causing or otherwise hazardous substance.

     (h) "Landlord" shall mean Unitil Realty Corp. and any future owner of the Property, their successors and assigns.

     (i) "Lease Year" shall refer to a period of 365 days (366 in any leap year) commencing on the Commencement Date or an anniversary of the Commencement Date. In the event the Commencement Date is other than the first day of a month, each Lease Year shall commence on the first day of the first full calendar month following the Commencement Date (provided that any additional days between the Commencement Date and the beginning of the first Lease Year shall be included within the first Lease Year).

     (j) "Legal Requirements" shall mean (i) all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, departments, commissions, boards and courts, and rules and regulations of any insurance rating organization or any other body exercising similar functions, foreseen or unforeseen, ordinary as well as extraordinary, which may be applicable to the Demised Premises or to the use or manner of use of the Demised Premises by the owners, tenants, or occupants thereof; (ii) the requirements of all companies providing public liability, fire and other policies of insurance at any time in force with respect to the Demised Premises; (iii) the provisions of that certain Warranty Deed from Asset Title Holding, Inc. to Landlord dated June 21, 1995 recorded with Rockingham County Registry of Deeds, and all documents referred to therein; (iv) the provisions of that certain Declaration of Covenants, Conditions, Restrictions and Easement for Liberty Lane West Park, Hampton, New Hampshire dated June 20, 1995 recorded with said Registry of Deeds, as the same may be amended or modified; (v) the provisions of any other covenants, conditions, restrictions, easements or agreements of record governing the Demised Premises; and (vi) the requirements of any Mortgagee.

     (k) "Mortgage" shall mean any mortgage, deed of trust or security agreement now or hereafter encumbering or creating a lien on any portion of the Property, as the same may be consolidated, renewed, replaced, extended or modified, excluding security interests encumbering Tenant's leasehold interest only.

     (l) "Mortgagee" shall mean the holder or holders of any Mortgage or the beneficiary or beneficiaries under any deed of trust or other security agreement constituting a Mortgage on the Landlord's interest in the Property.

     (m) "Personalty" shall mean and include any and all personal property, inventory, goods, stock, chattels, trade fixtures, furniture, furnishings and equipment (excluding those items included within the definition of Demised Premises as set forth in Subsection 1.01(d), which items are and shall remain the property of Landlord from and after the time they are installed), owned by Tenant, or any subtenant or licensee of Tenant, and now or hereafter located on or used in connection with the Demised Premises.

     (n) "Property" shall mean that certain parcel of land at 6 Liberty Lane West, Hampton, New Hampshire, described in Exhibit A, together with all buildings and improvements thereon now and in the future.

     (o) "Real Estate Taxes" shall mean any form of real property tax, excise or assessment (whether general or special), tax on commercial rentals and receipts, gross income tax (but not any federal or state net income, gift, inheritance or estate taxes), or documentary transfer tax on the making of this Lease, imposed now or in the future by any authority having the direct or indirect power to tax, including, but not limited to, any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement district thereof, levied against or with respect to the land and buildings comprising the Property, or any legal or equitable interest of Landlord in the Demised Premises or in the Property, or Landlord's business of leasing the Demised Premises or the Property, or gross income derived from such business, and further including all reasonable costs and expenses, including reasonable attorneys', consultants' and accountants' fees, incurred in determining, filing, contesting and appealing any such tax, excise or assessment or a judgment with respect thereto. In the event a taxing authority shall impose taxes in lieu of real property taxes described above, such taxes shall be deemed included within the definition of Real Estate Taxes.

     (p) "Rent", "rent" or "rents" shall mean the Base Rent, Additional Rent and all other monetary sums required to be paid by the Tenant pursuant to the terms of this Lease.

     (q) "Rent Commencement Date" shall be the same date as the Commencement
Date.

     (r) "Repair" or "repairs" shall include, but not be limited to, maintenance, repair, replacement and restorations, all of the foregoing being of an extent and quality equal to the original work and materials.

     (s) "Tenant" shall mean the party named as Tenant above and any party or parties succeeding to the interest in the Demised Premises of such named party in accordance with the provisions of this Lease.

ARTICLE 2 - TERM OF LEASE; QUIET ENJOYMENT; USE OF PREMISES.

     Section 2.01 - Term; Quiet Enjoyment:

     (a) The term of this Lease shall commence on the Commencement Date and shall end at 11:59 p.m., (the "Initial Term"), unless such term shall be sooner terminated as herein provided. The Initial Term of this Lease together with any Option Term exercised as set forth in (b) below, are referred to herein as the "Lease Term".

     (b) Provided that Tenant is not in default under this Lease, Tenant may extend the Initial Term by furnishing written notice to Landlord of its exercise of Tenant's right to extend the term of this Lease at least one (1) year prior to expiration of the Initial Term. Subtenant may, upon compliance with such condition, extend the term of this Lease for one (1) period of ( ) years (the "Option Term").

     (c) Landlord shall deliver possession of the Demised Premises to Tenant on the Commencement Date (the "Delivery Date"). Landlord covenants that so long as Tenant shall fully and timely perform the agreements, terms, covenants and conditions hereof, Tenant shall and may peaceably and quietly have, hold and enjoy the Demised Premises for the Lease Term without disturbance by or from Landlord or anyone claiming under Landlord, subject to all Mortgages and other matters to which this Lease is or may become subordinate and to the provisions contained herein. Tenant takes the Demised Premises in strictly "AS IS" condition, both as to title and physical condition, there being no representations or warranties by Landlord concerning the title to or condition of the Demised Premises, except as expressly provided in this Lease. Tenant agrees that Tenant has been given ample opportunity to make such investigation of the Demised Premises and Legal Requirements applicable to the Demised Premise and Tenant's business to be conducted thereat.

     Section 2.02 - Use of Demised Premises; Signage:

     (a) Tenant covenants and agrees that Tenant will use or permit the use of the Demised Premises only for office use; provided, however, that Tenant may use the Demised Premises for other uses with the prior written consent of the Landlord, given or withheld in Landlord's sole discretion. Notwithstanding the foregoing, Tenant will in no event use or occupy the Demised Premises or allow the Demised Premises to be used or occupied: (i) for any unlawful or immoral purpose, and will not suffer any unlawful or immoral act to be done or any unlawful or immoral condition to exist on the Demised Premises; (ii) for any business or purpose deemed extra hazardous on account of fire or otherwise;
(iii) in violation of any Legal Requirement; (iv) so as to commit or permit to be committed any waste thereon.

     (b) Landlord may erect and maintain such suitable signs as it may deem appropriate to advertise and/or identify the Property and other tenants in the Property. Subject to the approval of the appropriate municipal authority, Tenant, with the Landlord's written approval as to location, design, specifications, wording, size and type, at Tenant's sole cost and expense, may erect and maintain signs on the exterior of the Demised Premises so as to identify Tenant's place of business. All signs shall comply with all Legal Requirements. Tenant shall maintain such signs in good condition and repair and shall keep them insured at all times. Tenant shall remove all such signs at the end of the Lease Term, repairing any damage caused thereby.

     (c) Tenant covenants and agrees that Tenant and its successors, assigns, subtenants, licensees, concessionaires and occupants and their agents, employees, contractors, and invitees, shall not, at any time during the Lease Term, cause or permit any Hazardous Materials, other than minimal amounts of cleaning materials and other materials normally required in office use which shall be stored and used in accordance with all Legal Requirements, to be brought upon, stored, manufactured, blended, handled, or used in, on, or about the Demised Premises for any purpose.

ARTICLE 3 - RENT.

     Section 3.01 - Rent: Tenant shall pay to Landlord or such other party as Landlord may from time to time designate by notice to Tenant, in legal tender of the United States, without deduction, abatement or, set off, at the address of Landlord specified herein or furnished pursuant to the terms hereof:

     (a) Base Rent. For the Initial Term, the Tenant shall pay net rental ("Base Rent") for the Demised Premises in the amount of $_________________ per year, payable in equal monthly installments of $_________________ each. During the Option Term, if exercised by Tenant, annual Base Rent shall be in the amount of $__________, payable in equal monthly installments of $______________ each.

     The Base Rent shall commence on the Rent Commencement Date. It shall be paid in equal monthly installments in advance on the first day of each calendar month during the Lease Term.

     (b) Additional Rent. In addition to Base Rent, Tenant shall pay to Landlord as Additional Rent all other sums owing from Tenant to Landlord as provided in this Lease, commencing with the Commencement Date.

     (c) Taxes. Tenant covenants and agrees to pay promptly when due all taxes imposed upon its business operations, its personalty, and any fixtures or appurtenances included as part of the Demised Premises. In addition, Tenant shall pay to Landlord, or at the option of Landlord directly to the tax collector to whom such payments are required by law to be made, commencing with the Commencement Date, as Additional Rent, all Real Estate Taxes assessed against the Property. Payments to be made hereunder directly to the tax collector shall be paid in full no later than ten (10) days prior to the due date therefor, and Tenant shall promptly deliver to Landlord receipts for such payment. Payments due by Tenant to Landlord hereunder shall be based on Landlord's written certification of the amount due for that Lease Year or tax year and the amount of any fees or expenses paid or payable to tax consultants or advisors. Any payments due by Tenant to Landlord hereunder shall be made within 30 days after Tenant's receipt of Landlord's written certification of the amount due unless Landlord's Mortgagee requires that Landlord pay an estimated sum each month in advance, subject to later adjustment, in which latter event Tenant shall pay such sum to Landlord monthly in advance, along with such additional sum to be credited towards such taxes as is necessary to insure that the said Landlord's Mortgagee has on hand sufficient funds to pay the taxes before same are overdue, subject to adjustment at the end of each Lease Year or tax year, at Landlord's election.

     (d) Partial Month. In the event that the Rent Commencement Date is on a date other than the first day of a month, the payment owing for Base Rent for such partial month shall be the monthly Base Rent multiplied by a fraction, the numerator of which is the number of days in such partial month that this Lease is in effect and the denominator of which is the number of days in such partial month. This payment shall be due on the Rent Commencement Date. In the event the last day of the Lease Term is on a date other than the last day of a month, a similar proration of Base Rent shall be made for such month.

     (e) Lien for Rent. To the fullest and broadest extent permissible under New Hampshire law, the Landlord shall have a lien upon the assets and properties of the Tenant to secure the payment of any Base Rent, Additional Rent or other sums due hereunder.

     Section 3.02 - Late And Partial Payments: Should Tenant fail to pay when due or within 5 days after the due date any installment or other payment of Rent, then Tenant shall pay to Landlord on demand, in addition to amounts owning and unpaid, interest at the lower of 18% per annum or the highest rate permitted by applicable law from the due date until the required payment(s) are made. Landlord may apply any partial payments as Landlord deems appropriate. No assessment or acceptance by Landlord of any late charge for overdue payments shall be construed or interpreted as a waiver or abandonment of any claim for breach or default by Landlord under this Lease.

ARTICLE 4 - SITE.

     Section 4.01 - Closure of Property: Landlord may close temporarily all or part of the Property as reasonably required to prevent the acquisition of public rights in such areas in which event Landlord shall not be subject to liability therefor, nor shall any such action be deemed an actual or constructive eviction of Tenant.

     Section 4.02 - Site Plan: Any site analysis figures and detail drawings in the Site Plan do not constitute a representation or warranty by Landlord that the figures or detail drawings are accurate or that the design of the site has not been or will not be modified in minor respects from that shown on the Site Plan. The site analysis figures and detail drawings are provided only to give a sense of the Property's layout. The parties agree that Tenant has inspected the Property and satisfied itself of the Property's physical condition and its suitability for Tenant's intended use.

ARTICLE 5 - INSURANCE.

     Section 5.01 - Insurance Required:

     (a) During the Lease Term, Tenant, at its sole cost and expense, shall provide and keep in force:

         (i) commercial general liability insurance with the broad form endorsement, including, but not limited to, personal injury and contractual liability coverage of at least $3,000,000.00 combined single limit for both bodily injury and property damage resulting from a single occurrence, occurring in and around the Property and any exterior signs maintained by Tenant, and automobile liability insurance with limits of not less than $3,000,000.00 combined single limit for both bodily injury and property damage resulting from one occurrence, with deductible amounts for each such coverage to be first approved by Landlord in writing;

        (ii) worker's compensation insurance at legally required levels and employer's liability insurance at limits of not less than $500,000.00 per accident for the benefit of all employees entering upon the Demised Premises or the Property or any portion thereof as a result of or in connection with their employment by Tenant or any subtenant or licensee of Tenant;

        (iii) "All Risk" casualty insurance against loss or damage by fire and other perils, vandalism and malicious mischief, in an amount covering 100% of the replacement cost of the trade fixtures, equipment, furnishings and merchandise of Tenant in the Demised Premises; and

        (iv) at all times during which construction is being performed upon the Demised Premises, "All Risk" builders risk insurance with limits of coverage not less than 100% of full replacement cost of Tenant's leasehold improvements, and owner's and contractor's protection insurance and independent contractor's insurance with coverage of at least $3,000,000.00 for a single occurrence, and for property damage.

     (b) Landlord shall obtain such casualty and other insurance covering loss, injury and damage in, on and to the Demised Premises as it deems appropriate, but excluding the insurance described in Section 5.01(a) above. Such insurance shall include, but not be limited to, "All Risk" casualty insurance with earthquake coverage, and with flood coverage if the Property is located within a flood hazard area, in an amount equal to the full replacement cost of the Demised Premises (less foundations and items Tenant is required to insure), and may be in the form of a general coverage or blanket policy covering the Property and other properties. At the election of Landlord, Tenant shall obtain such insurance at Tenant's sole cost and expense.

     (c) Landlord may obtain insurance protecting the Landlord against the loss of rent income, including (to the extent obtainable) loss of both Base Rent and Additional Rent, for a period of not less than one (1) year.

     (d) Tenant shall reimburse and pay to Landlord as Additional Rent the cost and expense of all such insurance described above obtained by Landlord, such payment to be made within 15 days of the billing of the same by Landlord to Tenant.

     Section 5.02 - Policy Terms and Beneficiaries: All insurance provided by Tenant shall name Landlord and each Mortgagee as additional insureds, as their respective interests may appear. Insurance policies may contain a deductible amount and for self-insurance retention which has been approved by Landlord in writing. Tenant shall be liable for all deductible amounts. No later than the Commencement Date and 10 days prior to the expiration date of any prior insurance policy, Tenant shall deliver to Landlord certificates evidencing the existence and amount of such insurance, issued by an insurer or insurers satisfactory to Landlord. Tenant shall procure policies for all insurance at least 10 days before the expiration of prior policies. Each insurance policy shall contain the following provisions: (i) the agreement of the insurer to give Landlord and each Mortgagee at least 30 days notice by registered mail prior to cancellation, change in coverage or any other material change in such policy;
(ii) waiver of subrogation rights against Landlord and Tenant; (iii) agreement that such policy is primary and non-contributing with any insurance that may be carried by Landlord; (iv) a statement that the insurance shall not be invalidated should any insured waive in writing prior to a loss any or all right of recovery against any party for loss occurring to the property described in the insurance policy; and (v) a statement that no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained. Tenant's insurance may be in the form of a general coverage or blanket policy covering the Demised Premises and other premises, provided that Landlord and each Mortgagee are specifically named therein as additional insureds and the coverage applicable to the Demised Premises is specified therein or by endorsement.

     Tenant shall pay all of any increase in premiums for the casualty or public liability insurance which is a result of the type of services rendered by Tenant, or its subtenants and licensees, or their activities in the Demised Premises, whether or not Landlord has consented to the same.

     In the event Tenant fails at any time during the term of this Lease to obtain and keep in force required insurance or to provide satisfactory evidence thereof, Landlord shall have the right but not the duty to procure such insurance, and Tenant shall pay to Landlord the costs and expenses thereof as Additional Rent. Tenant and Landlord hereby waive any right of subrogation against the other party hereto. The amounts of the foregoing insurance shall in no event be less than the amount required by any Mortgagee of Landlord, and the limits of insurance shall not limit Tenant's liability under this Lease.

ARTICLE 6 - PERSONAL PROPERTY OF TENANT.

     Section 6.01 - Tenant's Property: All Personalty shall remain the property of Tenant. Landlord shall under no circumstances whatsoever be responsible for any loss or damage occurring to any Personalty.

     Section 6.02 - Removal: Upon the expiration or earlier termination of this Lease, Tenant shall remove any and all Personalty and repair any damage to the Demised Premises caused thereby. Tenant shall not remove any plumbing or electrical fixtures or equipment, heating or air conditioning equipment, floor or wall coverings, paneling, tile or other materials on the walls, floors or ceilings, any fixtures or appurtenances included within the definition of Demised Premises or any fixtures or machinery that were furnished or paid for by Landlord, all of which shall be deemed to constitute a part of Landlord's estate. The Demised Premises shall be left in a broom-clean condition. If Tenant shall fail to so remove its Personalty at the termination of this Lease, such Personalty not removed by Tenant shall be deemed abandoned by Tenant, and, at the option of Landlord, (i) shall become the property of Landlord or (ii) may be disposed of without accountability in such manner as Landlord may see fit, and Tenant shall pay to Landlord upon demand the cost and expense of removal and disposal and repair of all damage to the Demised Premises which is caused by such removal.

ARTICLE 7 - MAINTENANCE; REPAIR; UTILITIES.

     Section 7.01 - Repairs and Maintenance: Tenant shall, at its sole cost, promptly make all repairs and replacements to the Demised Premises, including the structural parts and roof of the Demised Premises, necessary to keep the same clean and in first-class condition and repair, including, but not limited to, all of the building's structural components and parts, the exterior and interior walls, the foundations, the roof, and the roof drainage systems, all exterior and interior lighting facilities, exterior and interior doors and windows, loading docks, the air conditioning, heating, water heating, plumbing and electrical equipment systems and installations, all glass and show windows, moldings and bulkheads, all partitions, floor surfaces and subsurfaces, ceilings, roof, and fixtures, equipment and appurtenances thereto. Tenant shall at its expense maintain and operate all of its interior and exterior signs, and shall keep the outside surfaces of the buildings comprising the Demised Premises, including signs, in good, sightly and clean condition. Any damage to the exterior walls to which any sign may be attached, including but not limited to rust stains and structural cracking of the facia, caused by Tenant's use of such sign, shall be repaired by Tenant at its own cost. Tenant shall make all such other repairs and replacements in and to the Demised Premises promptly as needed. In addition to the foregoing, Tenant shall repair, replace and maintain the fire sprinkling system, fire extinguishers and other fire preventive equipment in the Demised Premises. All repairs and replacements by Tenant shall be in accordance with all present and future Legal Requirements.

     Landlord shall have no obligation to repair or replace any part of the Demised Premises.

     Section 7.02 - Utilities: Tenant shall promptly pay for all utility charges, including without limitation electrical, natural gas, telephone and fire protection, water and sewer charges, rendered or furnished to the Demised Premises from and after the Commencement Date.

ARTICLE 8 - CONSTRUCTION OF IMPROVEMENTS AND ALTERATIONS.

     Section 8.01 - Tenant Leasehold Improvements and Alterations:

     (a) Tenant hereby takes possession of the Demised Premises in strictly "AS IS" condition, regardless of whether the Demised Premises are satisfactory for Tenant's purposes. Tenant expressly agrees that this Lease is not conditioned on Tenant being able to make any Improvements or Alterations.

     (b) Tenant may make improvements to the Demised Premises ("Improvements") and Alterations in or to the interior of the Demised Premises only with the prior written consent of Landlord, which consent may be withheld by the Landlord for any reason or for no reason.

     (c) All Improvements and Alterations which are consented to by the Landlord are subject to the following requirements:

       (i) All Improvements and Alterations once commenced shall proceed in good faith, with due diligence and promptly to completion;

       (ii) No Improvements or Alterations shall be undertaken until Tenant shall have procured all required permits and authorizations of all municipal departments;

      (iii) Any Improvements and Alterations, when completed, shall be of such a character as not to reduce the value of the Demised Premises below its value immediately before such Improvements or Alterations;

      (iv) Any Improvements or Alterations shall be made in a good and workmanlike manner and in compliance with all applicable permits, authorizations, Legal Requirements and provisions of this Lease;

      (v) At least 30 days before the commencement of any Improvements or Alterations, Tenant shall notify Landlord of its intention to commence the same so that Landlord may post or record notices of non-responsibility.

     Section 8.02 - Ownership and Maintenance: All Alterations and Improvements, including, without limitation, all lighting fixtures, intercom systems, installations, fixtures (other than trade fixtures), are and shall be deemed to be and immediately become part of the realty and the sole and absolute property of Landlord. Notwithstanding the foregoing, Tenant shall maintain insurance coverage with respect to same, and shall maintain, repair and replace same, all as more particularly provided for in this Lease. Alternatively, at the time the Lease Term ends or otherwise terminates for any reason, Landlord may elect to have Tenant remove any Alterations or Improvements and return the Demised Premises to their former condition, which shall be fully completed within 30 days of the end or other termination of the Lease Term.

     Section 8.03 - No Liability: Landlord's approval rights as provided for herein are solely for Landlord's benefit and shall not give rise to any liability whatsoever on the part of Landlord.

ARTICLE 9 - COMPLIANCE WITH LEGAL REQUIREMENTS.

     Section 9.01 - Legal Requirements: This Lease is subject to all Legal Requirements now or hereafter applicable to the Demised Premises. Tenant shall promptly and fully comply with all Legal Requirements.

ARTICLE 10 - DISCHARGE OF LIENS.

     Section 10.01 - No Liens Permitted; Removal: Tenant shall not permit (i) any claim of lien to be filed by any person under any mechanics' lien statute or materialmen's lien statute, (ii) any lien imposed under any Environmental Law or
(iii) any other liens against the Demised Premises. If any such claim of lien shall be filed against the Demised Premises, Tenant shall cause the lien to be discharged; provided, however, that Tenant may contest any such lien, so long as the enforcement thereof is stayed and the lien is removed of record by means of a bond or any other lawful means. If Tenant shall fail to cause said lien to be released of record within 10 days after notice to Tenant from Landlord, then Landlord may, but shall not be obligated to, discharge the same by deposit or bonding. Any amount paid by Landlord and all costs and expenses incurred by Landlord in connection therewith shall constitute Additional Rent and shall be paid by Tenant to Landlord on demand, together with interest at the lower of 18% per annum or the highest rate then permissible under applicable law.

     Nothing herein shall be deemed to subject Landlord's estate in the Demised Premises to any lien or liability under any law relating to liens. Tenant shall indemnify, defend with attorneys satisfactory to Landlord, and save Landlord harmless from and against all liabilities, damages, losses, costs and expenses resulting from any lien filed against the Demised Premises claimed to have resulted from Tenant's actions.

ARTICLE 11 - DAMAGE OR DESTRUCTION

     Section 11.01 - Election to Terminate Lease: In the event the Demised Premises shall be damaged as a result of a risk not covered by insurance described in Section 5.01(b), then:

     (a) if the damage exceeds 25% of the replacement cost of the Demised Premises, Landlord shall have the right to terminate this Lease as herein provided; or

     (b) if the damage exceeds 50% of the replacement cost of the Demised Premises, occurs during the final year of the Initial Term and Tenant is not in default under this Lease at the time of the damage, Landlord or Tenant shall have the right to terminate this Lease as herein provided.

     Upon the occurrence of the damage described above, Landlord or Tenant (as the case may be) shall have the option, which shall be exercised within 60 days following such damage, of terminating this Lease, effective upon the later to occur of (i) 30 days after the date of giving notice thereof or (ii) the date upon which Tenant vacates the Demised Premises. If this Lease is terminated under the preceding sentence, neither Landlord nor Tenant shall be obligated to repair, restore or reconstruct the Demised Premises, but all proceeds of insurance shall be paid to Landlord.

     Section 11.02 - Repair: If this Lease shall not be terminated as provided in Section 11.01 above, this Lease shall continue in full force and effect, there shall be no abatement of Base Rent, Additional Rent or any other sum payable under this Lease, and Tenant shall promptly proceed with the repair or restoration of the Demised Premises and return the Demised Premises to substantially the same condition they were immediately preceding the damage or destruction; if any of the Demised Premises shall be rendered unusable on account of such damage, Base Rent shall not be abated. Tenant shall be responsible for payment within 15 days of billing by Landlord of any sums in excess of the net insurance award which are required to restore the Demised Premises to substantially the same condition as prior to the damage. Proceeds of any insurance which insures against the casualty causing the damage shall be made available for payment of the cost and expense of such repairs, subject, however, to the requirements of Landlord's Mortgagee. Tenant shall promptly repair or replace all of its Personalty damaged or destroyed, including, but not limited to, its trade fixtures and furniture.

     Notwithstanding any provision herein to the contrary, Tenant shall be responsible for all damages resulting from, and shall make all repairs and replacements necessitated by, any damage caused by the negligent or intentional tortious acts or omissions of Tenant and its agents, employees, invitees and contractors.

     Section 11.03 - Waiver of Subrogation: In the event any part or parts of the Demised Premises or the fixtures or merchandise therein are damaged or destroyed by fire or other casualty that is covered by insurance of Tenant, Landlord or the tenants, subtenants, concessionaires or licensees of Tenant or Landlord, regardless of cause or origin, including negligence, then the rights, if any, of any party against the other, or against the employees, agents, subtenants, concessionaires or licensees of any party, with respect to such damage or destruction and with respect to any loss resulting therefrom, including the interruption of the business of any of the parties, are hereby waived to the extent of any recovery under such insurance.

ARTICLE 12 - CONDEMNATION.

     Section 12.01 - Entire Property: If the whole of the Demised Premises shall permanently be taken or damaged by any competent authority, this Lease shall terminate as of the date physical possession of the Demised Premises is taken or damaged or immediate possession is ordered. Base Rent, Additional Rent, and all other charges payable hereunder shall be apportioned and paid up to said date.

     Section 12.02 - Partial Taking:

     (a) If there is a taking of or damage to less than the entire Demised Premises, this Lease shall terminate as of the date physical possession of the Demised Premises is taken or damaged or immediate possession is ordered as to the portion of the Demised Premises so taken or damaged, and the Base Rent, Additional Rent and all other charges payable by Tenant hereunder allocable to the portion of the buildings upon the Property so taken or damaged shall be prorated to the date of such termination. With respect to that portion of the Demised Premises not taken or damaged, this Lease shall continue in effect and the Base Rent shall be reduced proportionately.

     (b) Tenant shall, as promptly as possible after the partial taking, restore, repair and replace that portion of the Demised Premises not so taken or damaged to a complete architectural unit or units for the use and occupancy of Tenant and, as nearly as possible, to the condition existing prior to the taking or damaging. Landlord shall reimburse Tenant for the cost and expense thereof, up to but not exceeding the amount of the award received by Landlord after deducting Landlord's costs and attorney's fees of collecting the award.

     (c) Notwithstanding the foregoing, Landlord (or Tenant, if Tenant is not in default under this Lease) may elect, within 30 days after the taking or damaging, to terminate the Lease if so much of the floor area of the buildings on the Demised Premises is taken or damaged that Tenant cannot reasonably operate as contemplated by this Lease, or if so much of the other portions of the Demised Premises are taken or damaged such that Tenant cannot reasonably continue to do business at the Demised Premises due to lack of access or available parking (other than if caused by a street widening), upon written notice to the other, which notice shall specify a termination date at least 30 days and not more than 90 days from the date thereof. In such event, Tenant, if Tenant so elects to terminate this Lease, shall remain obligated to repair, restore or reconstruct the Demised Premises.

     Section 12.03 - Allocation of Award: The entire award or compensation, including interest, whether for a total or partial taking or damaging or for a diminution in the value of Tenant's leasehold or Landlord's leasehold or other interest, shall belong to and be the property of Landlord, and Tenant hereby assigns to Landlord all of Tenant's interest in any award. Tenant shall have the right to prove in separate proceedings and to receive any separate award which may be made for damage to or condemnation of Tenant's equipment, trade fixtures, furniture and furnishings, and for relocation costs.

     Section 12.04 - Temporary Taking: If there is a taking of the temporary use of the Demised Premises, or damage in connection therewith, Tenant shall give prompt notice thereof to Landlord. The Lease Term shall not be reduced or affected in any way by such temporary taking or damaging, and the Base Rent and Additional Rent shall not be abated during such period. Landlord shall be entitled to and shall receive the entire award for such taking or damaging during the Lease Term (whether paid by way of damages, rent or otherwise). At the termination of any such use or occupation of the Demised Premises during the Lease Term, Tenant shall promptly repair and restore the Demised Premises as nearly as reasonably possible to its condition immediately prior to such taking or damaging; Landlord shall reimburse Tenant for the cost and expense thereof, up to but not exceeding the amount of the award received by Landlord after deducting Landlord's costs and attorneys' fees of collecting the award. Landlord shall be entitled to claim, sue for and recover from the governmental authority all damages and awards arising out of the failure of the governmental authority to repair and restore the Demised Premises at the expiration of such temporary taking or damaging. Any recovery or sum received as an award or compensation for physical damage to the Demised Premises caused by and during the temporary taking or damaging shall be paid to the Landlord.

     Section 12.05 - Definitions: As used in this Article 12, (i) the term "taking or damaging" shall mean any taking of or damage to all or any part of the Demised Premises or any interest therein because of the exercise of the power of eminent domain, whether by condemnation proceedings or otherwise, including acts or omissions constituting inverse condemnation, or any transfer of any part of the Demised Premises or any interest therein made in avoidance of the power of eminent domain; and (ii) the "award" shall include, without limitation, all monies awarded for the taking or damaging of the Demised Premises and all estates or interests therein occurring before or after the commencement of litigation proceedings.

     Section 12.06 - Waiver: Each party waives the provisions of any law or statute which otherwise allows either party to petition a court to terminate this Lease in the event of a partial taking of the Demised Premises, and elects to be governed by the terms of this Lease.

ARTICLE 13 - TENANT'S DEFAULT; LANDLORD'S REMEDIES.

     Section 13.01 - Events of Default: Each of the following events shall be a default by Tenant and breach of this Lease:

     (a) If Tenant fails to pay Landlord any Base Rent within five (5) days of the date when due, or Additional Rent or other charges required to be paid by Tenant under this Lease within 5 days after receipt of written notice to Tenant of such default, which notice shall be in lieu of and not in addition to any notice required by law; provided, however, that notice shall not be required more than twice each Lease Year for failure to pay any sum.

     (b) If Tenant fails to perform any of the agreements, terms, covenants or conditions of this Lease to be performed by Tenant other than the payment of Base Rent or Additional Rent or other charges, and such non-performance continues for a period of 30 days after receipt of written notice by Landlord to Tenant, which notice shall be in lieu of and not in addition to any notice required by law, or if such performance cannot be completed within such 30 day period, Tenant shall not in good faith have commenced such performance within such 30 day period and diligently proceeded therewith to completion.

     (c) If a levy under execution or attachment shall be made against Tenant of all or substantially all of Tenant's property in or at the Demised Premises and such execution or attachment shall not be satisfied, stayed, vacated or removed by payment, court order, bonding or otherwise within a period of 30 days after entry of such execution or attachment.

     (d) The filing of an involuntary petition against Tenant under the Bankruptcy Code or any other state or federal law relating to bankruptcy or insolvency that is not dismissed within 90 days after being filed or the making or entry of a decree or order by a court or determination by any regulatory or governmental agency, if any, having jurisdiction over Tenant (i) that Tenant is a bankrupt or is insolvent, or (ii) approving as properly filed a petition seeking reorganization of Tenant under the Bankruptcy Code or any other state or federal law relating to bankruptcy or insolvency, or (iii) appointing a receiver or liquidator or trustee in bankruptcy or insolvency of Tenant or of its property or any substantial portion of its property, or (iv) constituting the winding up or liquidation of the affairs of Tenant.

     (e) If Tenant shall (i) institute proceedings to be adjudged a voluntary bankrupt, or (ii) consent to the filing of a bankruptcy proceeding against it, or (iii) file a petition or answer or consent seeking reorganization or readjustment under the Bankruptcy Code or any other state or federal law, or otherwise invoke any law for the aid of debtors, or consent to the filing of any such petition, or (iv) consent to the appointment of a receiver or liquidator or trustee in bankruptcy or insolvency of it or of its property, or (v) make an assignment for the benefit of the creditors, or (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any corporate action in furtherance of any of the aforesaid purposes or (viii) be unable to meet current obligations as they mature, even though its assets may greatly exceed its liabilities.

     Section 13.02 - Remedies: Upon default by Tenant under this Lease, Landlord may, at its option, take any or all of the following actions:

     (a) Elect not to terminate this Lease or Tenant's right to possession of the Demised Premises, and enforce all of Landlord's rights and remedies under this Lease, including the right to recover the rent as it becomes due and payable by Tenant. No acts by Landlord to maintain, preserve or re-let the Demised Premises, or to appoint a receiver to protect Landlord's interest under this Lease, or to remove property or store it at a public warehouse or elsewhere at the cost of and for the account of Tenant, or otherwise, shall constitute an election to terminate this Lease or Tenant's right of possession unless written notice of such intention is given by Landlord to Tenant. Landlord may elect to terminate this Lease upon a re-letting of the Demised Premises or at any other time after electing the remedy provided by this Subsection, in which event the rent shall cease to accrue and the damages provided by subsection (b) shall become available to Landlord.

     During the period Tenant is in default, Landlord may enter the Demised Premises and re-let them, or any part of them, to third parties for Tenant's account. Re-letting may be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the rent due under this Lease on the dates the rent is due, plus the amounts necessary to compensate Landlord as specified in subparagraphs (i) through (iii) below, less the rent Landlord receives from any re-letting. If Landlord re-lets the Demised Premises as provided in this subsection, rent that Landlord receives from re-letting shall be applied to the payment of: (i) first, any indebtedness from Tenant to Landlord other than rent due from Tenant; (ii) second, all costs incurred by Landlord for re-letting as described in subparagraph (c); and (iii) finally, rent due and unpaid under this Lease. After deducting the payments referred to in this subsection, any sum remaining from the rent Landlord receives from re-letting shall be held by Landlord and applied in payment of future rent as rent becomes due under this Lease. If, on the date rent is due under this Lease, the rent received from the re-letting and applied to rent due is less than the rent due on that date, Tenant shall pay to Landlord the remaining rent due.

     (b) Terminate this Lease and all rights of Tenant and any subtenants, licensees or concessionaires hereunder by giving written notice of such intention to terminate. In the event that Landlord shall elect to terminate this Lease as provided in this subsection, then Landlord may recover from Tenant:

     (i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination;

     (ii) The worth at the time of award of the amount by which the unpaid rent that would have been earned after termination until the time of award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided;

     (iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

      (iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom; and

      (v) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of New Hampshire.

     As used in subparts (i) and (ii) of this subsection (b), the "worth at the time of award" is computed by allowing interest at the lower of 18% per annum or the highest rate then permitted by law. As used in subpart (iii) of this subsection (b), the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of Boston at the time of award plus one percent.

     (c) Upon the occurrence of a breach or default occasioning the remedies referred to in Section 13.02(a) or 13.02(b), the Landlord shall be entitled to its expenses incurred in preparing and offering the Demised Premises for re-rent, including (but not limited to) costs of cleaning, remodeling, painting, resurfacing of parking areas and walks, leashold improvements reasonably necessary to prepare the Demised Premises for rental, broker's commissions and fees, free rent, advertising and marketing costs and attorneys' fees.

     (d) Take any and all other action and pursue all other rights and remedies provided at law, in equity (including moving to enjoin a breach or threatened breach) or under this Lease. Efforts by Landlord to mitigate the damages caused by Tenant's default shall not constitute a waiver of Landlord's right to recover damages hereunder.

     Section 13.03 - Bankruptcy: Nothing in this Article 13 shall limit or prejudice the right of Landlord to prove or obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding an amount equal to the maximum allowed by a statute or rule of law governing such proceedings and in effect at the time when such damages are to be proved, whether or not such amount is greater, equal to or less than the amount of the damages referred to in any of the preceding sections.

     Section 13.04 - Survival: The rights of Landlord as contained in this
Article 13 shall survive any termination of this Lease.

ARTICLE 14 - TENANT'S NOTICE TO LANDLORD OF DEFAULTS.

     Section 14.01 - Landlord's Default: Landlord shall not be in default of this Lease for failure to perform any of the agreements, terms, covenants or conditions of this Lease to be performed by Landlord unless such non-performance continues for a period of 30 days after notice by Tenant to Landlord or, if such performance cannot be completed within such 30 day period, Landlord shall not in good faith have commenced such performance within such 30 day period and diligently proceeded therewith to completion.

ARTICLE 15 - ASSIGNMENTS AND SUBLEASES.

     Section 15.01 - Restrictions on Assignment and Subletting: Tenant shall not assign this Lease or sublet the Demised Premises by operation of law or otherwise without the prior written consent of Landlord, which consent may be withheld for any reason whatsoever or for no reason. Landlord shall not be obligated under any circumstances to consent to an assignment or subletting of less than all of the Demised Premises. No reference in this Lease to assignees, subtenants or licensees of Tenant shall imply that Tenant has a right to assign or sublease this Lease which is not limited by the requirement of Landlord's consent except as set forth herein.

     Section 15.02 - Notice of Offer; Right to Terminate:

     (a) Whenever Tenant has obtained an offer to assign this Lease or to sublease all of the Demised Premises, Tenant shall provide to Landlord the name and address of said proposed assignee or sublessee, the rent offered, the proposed use by the proposed assignee or sublessee, the proposed effective date of the assignment or subletting, and any other business terms which are material to the offer and which differ from the provisions of this Lease ("Notice of Offer"). Tenant shall also provide to Landlord the nature of business, financial statement and business experience resume for the immediately preceding five (5) years of the proposed assignee or sublessee and such other information concerning such proposed assignee or sublessee as Landlord may require. The foregoing information shall be in writing and shall be received by Landlord no less than 60 days prior to the effective date of the proposed assignment or sublease.

     (b) Within 30 days after receiving a Notice of Offer for the proposed assignment of this Lease or the subletting of all or substantially all of the Demised Premises, or the portion thereof not previously sublet by Tenant, Landlord shall be entitled to terminate this Lease as to all of the Demised Premises by written notice to Tenant ("Termination Notice"), and such termination shall be effective as of the proposed effective date of the proposed assignment or sublease. If Landlord does not elect to terminate this Lease, Landlord shall notify Tenant that Landlord either consents or declines to consent to the proposed assignment or subletting. If Landlord does not provide a Termination Notice or notice of its refusal to consent to the proposed assignment or subletting within 30 days after receiving a Notice of Offer, Landlord shall be deemed to have consented to the proposed assignment or subletting, on the same terms as disclosed to Landlord and for that specific occasion only.

     (c) Any consent by Landlord to any assignment or sublease, or to the operation of a concessionaire or licensee, shall not constitute a waiver of the necessity for consent to any subsequent assignment or sublease. Anything herein contained to the contrary notwithstanding, Tenant shall not enter into any assignment or subletting if same would violate any of the terms of this Lease or any Legal Requirement.

     (d) In return for Landlord's consent, Tenant (i) shall pay the Landlord its costs, expenses and attorneys' fees incurred in investigating and approving the assignment or sublease and (ii) shall pay Landlord monthly on the date specified in Section 3.01(a) an amount equal to 75% of the excess of all rentals and other monetary compensation from the assignee or subtenant to the Tenant over the Base Rent due to the Landlord from the Tenant hereunder.

     Section 15.03 - Liability Continues: Tenant shall perform and observe each and every term and condition to be performed or observed by Tenant as assignor or sublessor under all present and future assignments or subleases. Tenant shall be responsible for and be liable to Landlord for all acts and omissions on the part of any assignee or subtenant of Tenant in the Demised Premises. Any violation of any of the terms, provisions or conditions of this Lease, whether by act or omission, by any assignee or subtenant shall constitute a breach of this Lease by Tenant. Permission is hereby granted to Tenant to bring proceedings to enforce the terms, provisions and conditions of this Lease against assignees and subtenants in Tenant's own name or in the name of Landlord, provided, however, that Landlord incurs no cost or expense thereby or liability or obligation in connection therewith, and Tenant shall indemnify, defend with attorneys satisfactory to Landlord and hold Landlord harmless from any such costs, liabilities and expenses. Notwithstanding anything to the contrary in this Lease, no assignment or subletting, with or without consent, shall release Tenant from any of its obligations and liabilities under this Lease.

ARTICLE 16 - TERMINATION OF LEASE; SURRENDER.

     Section 16.01 - Surrender; Holding Over:

     (a) On the last day of the Lease Term or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Demised Premises pursuant to Article 13, Tenant shall (i) surrender and deliver the Demised Premises free and clear of all subtenancies, occupancies, liens and encumbrances created by Tenant to the possession and use of Landlord without delay and in good order, condition and repair, reasonable wear and tear excepted, and (ii) promptly surrender all keys for the Demised Premises to Landlord at the place then fixed for the payment of rent and inform Landlord of all combinations and access codes on locks, safes and vaults, if any, in the Demised Premises.

     (b) In the event Tenant remains in possession of the Demised Premises after the expiration of the Lease Term, whether or not with the consent or acquiescence of Landlord, and without the execution of a new Lease, Tenant shall be deemed to be occupying the Demised Premises on a month to month tenancy only. Upon notice given by Landlord to Tenant, Rent during this month to month tenancy shall be payable monthly in advance in an amount equal to 200% of the Base Rent and other charges due and payable immediately prior to the expiration of the Lease Term without prejudice to Landlord's right to any damages which Landlord may suffer if Tenant fails to vacate upon the expiration of the Lease Term or the earlier termination of this Lease. The terms of such month to month tenancy shall be otherwise the same as the terms, conditions, covenants, provisions and obligations contained in this Lease.

     Section 16.02 - Survival: The provisions of this Article 16 shall survive any termination of this Lease.

ARTICLE 17 - LANDLORD'S RIGHT TO PERFORM TENANT'S COVENANTS.

     Section 17.01 - Right to Perform: If Tenant, at any time after the lapse of any grace or cure period provided in Section 13.01, shall fail to make any payment or perform any other act on its part to be made or performed, then Landlord, without waiving Tenant's default, may (but shall be under no obligation to) make any payment or perform any other act on Tenant's part to be made or performed as provided in this Lease. All sums paid by Landlord and all reasonable costs and expenses incurred by Landlord in connection with the performance of any such act, including, without limitation, reasonable attorneys' fees, shall constitute Additional Rent and shall be paid by Tenant to Landlord together with interest thereon from the date of payment by Landlord to the date of payment by Tenant at the rate of 18% per annum or such lesser maximum rate allowed by law within 30 days after receipt of an invoice. Landlord in its sole discretion may, without any liability whatsoever to the Tenant or any person or entity claiming through or under the Tenant, cease the performance of any act commenced hereunder, at any time. There shall be no warranty, either express or implied, with respect to any such act performed by Landlord.

     In case of a situation which the Landlord reasonably believes to be an emergency, the Landlord may avail itself of its rights under this Section 17.01 immediately, giving notice to Tenant within 48 hours thereafter.

ARTICLE 18 - INSPECTION BY LANDLORD.

     Section 18.01 - Inspection: Tenant will permit Landlord and its authorized representatives to enter the Demised Premises upon reasonable notice at all reasonable times for the purpose of (i) inspecting the same, (ii) making any necessary repairs and performing any work contemplated in this Lease, which entry may be made at any time in the event of an emergency, (iii) showing the same to prospective purchasers or Mortgagees, (iv) showing the same to prospective tenants, and (v) conducting any environmental testing, sampling, borings, and analyses it deems necessary, such testing shall be at Tenant's expense if Landlord has a reasonable basis for suspecting that Tenant has breached its Hazardous Materials covenant contained in Section 2.02(c) of this Lease or if Landlord reasonably believes that Hazardous Materials are present in the Demised Premises or the soil or surface or ground water in, on, under, about or near the Demised Premises due to acts or omissions of Tenant or its successors, assigns, subtenants, licensees, concessionaires or occupants of the Demised Premises or their agents, contractors, employees and invitees.

ARTICLE 19 - SUBORDINATION; ATTORNMENT.

     Section 19.01: This Lease and the rights of Tenant shall, at Landlord's election, be at all times subject and subordinate to any Mortgage (as same may be renewed, replaced, modified, extended or consolidated) hereinafter encumbering the Property. Tenant agrees to attorn to any Mortgagee, purchaser at a foreclosure sale or grantee of a deed in lieu of foreclosure. Any Mortgagee may at any time elect to cause this Lease to have priority over its Mortgage by executing unilaterally an instrument subordinating its Mortgage to this Lease, or accepting a Mortgage containing a clause providing for such subordination. Tenant shall within 15 days after request, execute, acknowledge and deliver any and all instruments deemed necessary or proper by Landlord or Mortgagee to ratify or confirm the foregoing.

     Section 19.02: Until it shall enter and take possession of the Demised Premises for the purpose of foreclosure, the holder of a Mortgage shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Demised Premises for the purpose of foreclosure such holder shall have all the rights of Landlord, but only for so long as the holder of said Mortgage shall be in possession of the Demised Premises. No such holder of a Mortgage shall be liable either as Mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Premises for the purpose of foreclosure. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord, subject to and with the benefit of the provisions of this Article 19, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Demised Premises. No Base Rent, Additional Rent or any other charge shall be paid more than 30 days prior to the due dates thereof and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such Mortgagee and Tenant shall be liable for the amount of such payments to such Mortgagee. The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a mortgagee (particularly, without limitation thereby, the covenants and agreements contained in this Article 19) constitute a continuing offer to any person, corporation or other entity, which by accepting a Mortgage subject to this lease assumes the obligations herein set forth with respect to such Mortgagee; such Mortgagee is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name was written herein as such; and such Mortgagee shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord or Mortgagee to execute and deliver from time to time any agreement which may be necessary to implement the provisions of these Sections 19.1 and 19.2.

ARTICLE 20 - INDEMNIFICATION.

     Section 20.01 - Tenant's Indemnification: Tenant shall indemnify, defend and hold Landlord harmless from and against any and all actions, claims, demands, penalties, liabilities or costs (including reasonable attorneys' fees) incurred in connection with any loss, damage or injury to persons or property occurring in, on or about the Demised Premises (and in the event of any claims under Environmental Laws resulting from a breach by Tenant or anyone claiming under or through Tenant of Tenant's covenant in Section 2.02(c) of this Lease, this shall also include any loss, damage or injury to persons or property under, about or near the Demised Premises) or the operations or activities of Tenant and its subtenants, concessionaires, licensees or occupants of the Demised Premises or any of their contractors, agents, employees or invitees, or arising out of Tenant's and their use of the Demised Premises, or caused by the acts or negligence of Tenant, its subtenants, concessionaires, licensees or occupants and their contractors, agents, employees or invitees.

     Section 20.02 - Environmental Matters: The obligation of Tenant to indemnify, defend, and hold harmless Landlord for claims under Environmental Laws, which claims result from Tenant's occupancy of the Demised Premises and/or failure to comply with the requirements of this Lease, includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by Landlord, any Mortgagee or any federal, state or local governmental agency or political subdivision because of any Hazardous Materials occurring or present in the Demised Premises, the soil or surface or ground water in, on, under, about or near the Demised Premises, diminution in value of the Demised Premises, damages for the loss or restriction on use of rentable or useable space or of any amenity of the Demised Premises, damages arising from any adverse impact on marketing of space in the Demised Premises, and sums paid in settlement of claims, penalties, attorneys' fees, court costs, consultant and laboratory fees and expert's fees. Without limiting the foregoing, if any Hazardous Materials are found in the soil or surface or ground water in, on, under, about or near the Demised Premises the introduction of which is caused by Tenant, its employees, successors, assigns, licensees or invitees, Tenant shall promptly take all actions required by Landlord, Mortgagee or governmental agencies, at Tenant's sole expense, necessary to return the Demised Premises to the condition existing prior to the introduction of Hazardous Materials in, on, under, about or near the Demised Premises in accordance with Legal Requirements; any action undertaken by Tenant shall be subject to Landlord's prior approval of such actions, which approval shall not be unreasonably withheld.

     Section 20.03 - Survival: The provisions of this Article 20 shall survive any termination of this Lease as to matters or occurrences which preceded the termination.

ARTICLE 21 - LANDLORD EXCULPATION.

     Section 21.01 - Limitation of Liability: Notwithstanding anything to the contrary in this Lease, any judgment obtained by Tenant against Landlord shall be satisfied only out of Landlord's interest in the Property and the rents receivable by Landlord therefrom. Neither Landlord nor any of its general or limited partners, officers, directors, shareholders, trustees, beneficiaries or employees shall have any personal liability for any matter in connection with this Lease or its obligations as Landlord of the Demised Premises, except as provided above. Tenant shall not institute, seek or enforce any personal or deficiency judgment against Landlord or any of its general or limited partners, officers, directors, shareholders, beneficiaries or employees, and none of their property, except the Property, shall be available to satisfy any judgment hereunder.

     Section 21.02 - Sale of Demised Premises: In the event of any sale or transfer of the Demised Premises, the seller, transferor or assignor shall be and hereby is entirely freed and relieved of all agreements, covenants and obligations of Landlord thereafter to be performed, and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the parties and the purchaser, transferee or assignee in any such sale, transfer or assignment that such purchaser, transferee or assignee has assumed and agreed to carry out any and all agreements, covenants and obligations of Landlord hereunder.

     Section 21.03 - Survival: The provisions of this Article 21 shall survive any termination of this Lease.

ARTICLE 22 - NOTICES.

     Section 22.01 - Method; Effective Date: Whenever it is provided herein that notice, notification, demand, request or approval is required, the same shall be in writing and, any law or statute to the contrary notwithstanding, it shall be effective for any purpose if given or served by intracity messenger service or overnight courier service such as Federal Express or by mailing by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
(a) If by Landlord, to Tenant at the address set forth in the opening paragraph of this Lease to the attention of or at such other address as Tenant may from time to time designate by notice given to Landlord; and (b) If by Tenant, to Landlord at the address set forth in the opening paragraph of this Lease to the attention of , or at such other address as Landlord may from time to time designate by notice given to Tenant. Every notice, demand, request, approval or other communication hereunder shall be deemed to have been given or served at the earlier of actual receipt or one day after first attempted delivery.

     Section 22.02 - Reduced Time: If any notice is given to Landlord by a governmental agency pursuant to the Environmental Laws, or if any action is required by a governmental agency pursuant to Environmental Laws in a period or time which is less than thirty (30) days, then the notice and time periods provided for in Sections 13.01(b) and 17.01 shall be reduced to a time period equal to the statutory time less two (2) days; the provision of this Section shall prevail over the time periods provided for in Sections 13.01(b) and 17.01.

ARTICLE 23 - CERTIFICATES - FINANCIAL STATEMENTS.

     Section 23.01 - Lease Estoppel: Each party (the "Certifying Party") shall from time to time, within 15 days after receipt of written request therefor, execute, acknowledge and deliver to the requesting party (the "Requesting Party") or any existing or proposed Mortgagee or purchaser or assignee of the Demised Premises or of any Mortgage, without charge, a duly executed recordable certificate prepared by the Requesting Party certifying all of the following to the best of the knowledge of the Certifying Party: (i) that this Lease is valid, subsisting, in full force and effect and unmodified (or, if modified, that the Lease as modified is valid, subsisting and in full force and effect and stating with specificity all modifications); (ii) the dates to which the rent and other charges have been paid; (iii) the Lease Term including any options and whether or not such options have been exercised; (iv) the Rent then and thereafter payable pursuant to the Lease; (v) that all conditions to Tenant's possession of the Demised Premises and commencement of the Lease Term have been satisfied, if accurate, and if not, stating those conditions which have not been satisfied;
(vi) that the Requesting Party is not in default under any provisions of this Lease, if accurate, and if not, stating any defaults; (vii) that there are no offsets or defenses which the Certifying Party then has against Requesting Party (or if there are any offsets or defenses then claimed, stating the nature of same with specificity); and (viii) such other information as may be reasonably requested by the Requesting Party. It is intended that any such statement delivered pursuant to this Article may be relied upon by the parties for whom it is intended.

     Section 23.02 - Environmental Certificate: Tenant, in writing to Landlord, within fifteen (15) days after receipt or request therefor, shall execute, acknowledge and deliver to Landlord or any existing or proposed Mortgagee or purchaser or assignee of the Demised Premises or any Mortgage, without charge, a certificate stating that: (i) Tenant, its subtenants, concessionaires, licensees, occupants and their contractors, agents, employees and invitees, have complied with the requirements of all Environmental Laws, (ii) Tenant, its subtenants, concessionaires, licensees, occupants and their contractors, agents, employees and invitees have not disposed of Hazardous Materials on, in, under, about or near the Demised Premises, (iii) Tenant, its subtenants, concessionaires, licensees, occupants and their contractors, agents, employees and invitees have not released Hazardous Materials on, in, under, about or near the Demised Premises, and (iv) no soil or surface or ground water contamination has occurred during the Lease Term on, in, under, about or near the Demised Premises. At any time during which this Lease is in effect, Tenant shall, if requested by Landlord, promptly remove any and all equipment, materials and other items which may cause, contribute to or result in Hazardous Material contamination of the Demised Premises (the soil or surface or ground water in, on, under, about or near the Demised Premises), and investigate, remedy and clean up any Hazardous Material contamination if Landlord or any governmental agency reasonably suspects contamination is present or has occurred. Tenant shall promptly (and in all events not later than two (2) business days) notify Landlord of any release of Hazardous Materials on, in, under, about or near the Demised Premises, specifying the nature and quantity of the release, the location of the release, and the measures taken to contain and clean up the release and ensure that future releases do not occur.

     Section 23.03 - Tenant Compliance: Tenant hereby certifies that the business activities which it intends to conduct in the Demised Premises do not use or cause to be used any Hazardous Materials, and are in full compliance with Environmental Laws.

     Section 23.04 - Tenant Financial Statements; Gross Sales Statement: At least annually during the term which Tenant occupies the Demised Premises and in any event upon request by Landlord, Tenant shall furnish Landlord at no cost within 90 days of the end of each of Tenant's fiscal years, audited year-end balance sheet and income statements of the Tenant and any sub-tenant and licensor of Tenant.

ARTICLE 24 - NET LEASE.

     Section 24.01 - Rent Net to Landlord: Anything in this Lease to the contrary notwithstanding, this Lease is a net Lease, and Tenant shall pay to Landlord absolutely throughout the Lease Term and during any holdover Base Rent, Additional Rent and other charges hereunder, free of any charges, assessments, impositions or deductions of any kind, and without abatement, deduction or set-off, and under no circumstances or conditions whether now existing or hereafter arising, or whether within or beyond the present contemplation of the parties, shall Landlord, its successors or assigns be expected or required to make any payment of any kind whatsoever, or be under any other obligation or liability hereunder, except as herein otherwise specifically set forth. Tenant's obligations to pay Rent hereunder and to perform the covenants and agreements required to be performed by it hereunder shall in no way be affected, impaired or excused in any respect because Tenant's use and occupancy of the Demised Premises shall be disturbed or prevented for any reason whatsoever, excepting only the Landlord's intentional acts, except as otherwise specifically provided in this Lease.

ARTICLE 25 - BROKERS.

     Section 25.01 - Warranty: Tenant and Landlord each represents and warrants that it has dealt with no broker, agent or finder on account of this Lease except as specifically set forth herein, and agrees, subject to the limitations set forth in Article 21 hereof, to defend, indemnify and hold harmless each other from and against any and all claims, damages and costs, including attorneys' fees, in connection with any claim for brokerage, finder's or similar fees, or compensation related to this Lease, which may be made or alleged as a result of acts or omissions of the indemnifying party.

     Section 25.02 - Survival: The provisions of this Article 25 shall survive any termination of this Lease.

ARTICLE 26 - MISCELLANEOUS PROVISIONS.

     Section 26.01 - Invalidity of Certain Provisions: If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

     Section 26.02 - Captions and Table of Contents: The captions and table of contents appearing in this Lease are for convenience and reference only and in no way define, limit or describe the scope or intent of this Lease, or in any way affect this Lease.

     Section 26.03 - Independent Operation: Nothing in this Lease shall cause Landlord in any way to be construed as a partner, joint venturer or an associate of Tenant in the operation of the Demised Premises or subject Landlord to any obligations, losses, charges or expenses connected with or arising from the operation or use of the Demised Premises.

     Section 26.04 - Time of the Essence: Time is of the essence of this Lease as to each of the terms, conditions, obligations and performances contained herein or required hereunder of which time is a factor.

     Section 26.05 - Waiver: No failure by either party to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy following a breach or default thereof, no forbearance by either party to enforce one or more of the remedies herein provided upon an event of default, and no acceptance of full or partial rent during the continuance of any such breach or default, shall constitute a waiver of any such breach or default or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with and no breach or default thereof shall be waived, altered or modified except by a written instrument. No waiver of any breach or default shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach or default thereof. The maintenance of any action or proceeding to recover possession of the Demised Premises or any installment or installments of Base Rent or any other monies that may be due or become due from Tenant to Landlord shall not preclude Landlord from thereafter instituting and maintaining subsequent actions or proceedings for the recovery of possession of the Demised Premises or of Base Rent or any other monies that may be due or become due from Tenant, including all expenses, court costs and attorneys' fees and disbursements incurred by Landlord. An entry or re-entry by Landlord shall not be deemed to absolve or discharge Tenant from liability hereunder.

     Section 26.06 - Counterparts: This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     Section 26.07 - Short Form Lease: Landlord and Tenant agree that if either party so desires, they will execute a Short Form Lease setting forth the existence of this Lease and the Lease Term, which may be recorded. The party so requesting such Short Form Lease shall pay the recording charges and documentary transfer taxes associated therewith.

     Section 26.08 - Covenants to Bind and Benefit Respective Parties: The agreements, terms, covenants and conditions herein shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors and permitted assigns; provided that this section shall not constitute a permission or authorization by Landlord to Tenant to assign or in any way transfer its interest in this Lease.

     Section 26.09 - Integration; No Oral Modifications: Tenant hereby acknowledges that except as and to the extent specifically provided for in this Lease, neither Landlord, nor any of its agents, representatives or employees, have made any representations, warranties, agreements or promises, and none shall be implied by law. This Lease is intended by the parties to be a final expression and a complete and exclusive statement of the agreement of the parties regarding the subject matter hereof, and all negotiations between the parties are merged herein. This Lease cannot be changed, modified or terminated orally, but may be amended only by an instrument in writing executed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     Section 26.10 - Gender; Number: The use of the neuter pronoun in any reference to Landlord or Tenant shall be deemed to include any individual landlord or tenant, and the use herein of the words "successors and assigns" or "successors or assigns" of Landlord or Tenant shall be deemed to include the heirs, legal representatives and assigns of any individual landlord or tenant. The use of the plural shall include the singular, and the use of the singular shall include the plural, as the context may require or permit.

     Section 26.11 - Rights and Remedies Cumulative: Each right and remedy of Landlord and Tenant provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity. The exercise or beginning of the exercise by Landlord or Tenant of any one or more rights or remedies shall not preclude the simultaneous or later exercise by Landlord or Tenant of any or all other rights or remedies, nor shall it constitute a forfeiture or waiver of any amounts owed to Landlord or Tenant.

     Section 26.12 - Covenants Independent: Each and every covenant and agreement contained in this Lease shall be deemed separate and independent and not dependent upon any other provisions of this Lease, and the damages for failure to perform the same shall be deemed in addition to and separate and independent of the damages accruing by reason of the breach of any other covenant contained in this Lease.

     Section 26.13 - Corporate Authority and Status: The person(s) signing this Lease on behalf of Tenant warrant that such person(s) are authorized to execute this Lease on behalf of Tenant, that no other signature is required, and that this Lease shall be binding on Tenant. Tenant's corporate status is in good standing. Tenant shall continuously keep its corporate status throughout the Lease Term in good standing, active and current with the state of its incorporation and shall be and remain licensed to do business in the state in which the Property is located. From and after the time the Tenant enters into possession of any part of the Demised Premises, it shall conclusively be presumed that the person(s) executing this Lease on Tenant's behalf did so with full and proper authority of the Tenant.

     Section 26.14 - Cost of Performance: Whenever it is indicated in this Lease that Landlord or Tenant may, shall or will perform any act, then such act shall be performed at the sole cost and expense of the performing party unless otherwise specifically indicated to the contrary.

     Section 26.15 - Attorneys' Fees: If either party becomes a party to any litigation concerning this Lease, the Demised Premises, or the building or other improvements of which the Demised Premises form a part, by reason of any act or omission of the other party or its authorized representatives, the party that causes the other party to become involved in the litigation shall be liable to that party for reasonable attorneys' fees, court costs, investigation expenses, discovery costs, and costs of appeal incurred by it in the litigation. If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys' fees, court costs, investigation expenses, discovery costs and costs of appeal.

     Section 26.16 - No Offer: The delivery of an unsigned copy of this Lease to Tenant shall not constitute an offer to Lease the Demised Premises or grant any rights to Tenant as a result thereof, and this Lease shall not be binding on Landlord or Tenant until executed by Landlord and Tenant and delivered.

     Section 26.17 - Interpretation: This Lease, and the terms hereof, shall be interpreted and enforced in accordance with the laws of the State of New Hampshire.

     IN WITNESS WHEREOF, the parties hereto have executed this Lease under seal as of the day and year first above written.

                                    LANDLORD:  UNITIL REALTY CORP.



                                               By:
                                               Name:
                                               Title:


                                    TENANT:    UNITIL SERVICE CORP.


                                               By:
                                               Name:

                                               Title:



                        EXHIBIT A - PROPERTY DESCRIPTION


     A certain tract of land with all improvements thereon, located in Hampton, Rockingham County, New Hampshire, shown as Parcel 2 on a certain plan entitled, "Subdivision Plan for Asset Title Holding, Inc., Liberty Lane West, County of Rockingham, Hampton, NH" by Richard P. Millette and Associates, dated November 11, 1994, last revised December 22, 1994, recorded in the Rockingham County Registry of Deeds as Plan No. D-23674 (the "Plan"), and more particularly bounded and described as follows:

     Beginning at an iron rod in the southerly sideline of Timber Swamp Road, said rod being the northwesterly corner of the parcel herein conveyed;

     Thence proceeding along the said southerly sideline of Timber Swamp Road N 64(degree)-28'-10" E, a distance of 52.71 feet, to an iron rod;

     Thence proceeding N 67(degree)-02'-20" E along the said southerly sideline of Timber Swamp Road, a distance of 139.81 feet to an iron rod;

     Thence continuing along the southerly sideline of Timber Swamp Road N 58(degree)-47'-30" E, a distance of 500.53 feet to an iron pipe found at the northeasterly corner of the herein described premises at land now or formerly of Asset Title Holding, Inc.;

     Thence turning and running along land of said Asset Title Holding, Inc. S 26(degree)-49'-00" E, a distance of 635.45 feet to an iron rod at other land of said Asset Title Holding, Inc.;

     Thence continuing along said other land of Asset Title Holding, Inc. S 26(degree)-49'-00" E, a distance of 29.19 feet to an iron rod at the southeasterly corner of the herein described premises;

     Thence turning and running S 84(degree)-36'-16" W, still along other land of Asset Title Holding, Inc., a distance of 36.33 feet to an iron rod;

     Thence proceeding along a curve to the left which has a radius of 770.00 feet, an arc length of 615.06 feet, along said other land of Asset Title Holding, Inc., to an iron rod;

     Thence proceeding along a curve to the right which has a radius of 305.00 feet, an arc length of 146.18 feet to an iron rod;

     Thence proceeding S 66(degree)-17'-57" W, a distance of 162.03 feet to an iron rod;

     Thence proceeding along a curve to the right which has a radius of 25.00 feet, an arc length of 39.27 feet to an iron rod;

     Thence proceeding N 23(degree)-42'-03" W, a distance of 124.58 feet to an iron rod;

     Thence proceeding along a curve to the right which has a radius of 305.00 feet, an arc length of 123.55 feet to an iron rod;

     Thence proceeding N 00(degree)-29'-28" W, a distance of 190.96 feet to an iron rod;

     Thence proceeding along a curve to the right which has a radius of 55.00 feet, an arc length of 40.19 feet to an iron rod;

     Thence proceeding along a curve to the left which has a radius of 145.00 feet, an arc length of 169.32 feet to an iron rod;

     Thence proceeding N 25(degree)-31'-50" W, a distance of 33.75 feet to an iron rod;

     Thence proceeding along a curve to the right which has a radius of 25.00 feet, an arc length of 39.27 feet to an iron rod at the southerly sideline of said Timber Swamp Road at the point of beginning, the last ten mentioned courses being along the land of said Asset Title Holding, Inc.

     Said parcel containing 531,627 square feet (12.20 acres).

     Together with a perpetual non-exclusive easement, in common with others, to
(a) use, maintain, repair and replace the common access road serving the premises granted and conveyed hereby, as currently located on Parcel 1 of the Plan (such access road being shown on the Plan as "Paved Drive" and "Access Road Area") and, (b) install, use, maintain, repair, replace and add utilities (including waters, sewer, drainage, electricity, telephone, gas, fire alarm and security systems) serving the premises granted and conveyed hereby and located within or on either side of such common access road.